Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF SONIM TECHNOLOGIES, INC.

SONIM TECHNOLOGIES, INC. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Company is Sonim Technologies, Inc.

SECOND: The original name of this corporation was NAVISPIN.COM, INC., and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was August 5, 1999.

THIRD: The board of directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending Article IV, Paragraph A of its Amended and Restated Certificate of Incorporation, as amended, to read in its entirety as follows:

“A. This Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 105,000,000 shares. 100,000,000 shares shall be Common Stock, having a par value per share of $0.001 and 5,000,000 shares shall be Preferred Stock, having a par value per share of $0.001.

Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each ten (10) shares of Common Stock, par value $0.001 per share, issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Company. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall, upon surrender after the Effective Time of a certificate, which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Company’s Common Stock as reported on The Nasdaq Stock Market LLC on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company is filed with the Secretary of State of the State of Delaware.”

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company at the annual meeting of the stockholders of the Company and was duly adopted by the Company’s stockholders and by the Board of Directors of the Company in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this 15th of September 2021.

SONIM TECHNOLOGIES, INC.

By:	/s/ Robert Tirva
	Name:	Robert Tirva
	Title:	President, Chief Financial Officer and Chief Operating Officer